Exhibit 23.4

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to incorporation by reference in the Registration Statement (Form S-8) pertaining to the SERENA Amended and Restated 1997 Stock Option and Incentive Plan, the SERENA 1999 Employee Stock Purchase Plan and the SERENA 1999 Director Option Plan of our report dated October 25, 2002, with respect to the consolidated financial statements of Merant plc included in the Current Report (Form 8-K) of Serena Software, Inc. filed with the Securities and Exchange Commission on April 30,2004.

ERNST & YOUNG LLP

Reading, England

May 20, 2004